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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Enterasys Networks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-50454, 33-31572, 33-96060, 33-96058, 33-33454, 33-42490, 333-83991,
333-66774, 333-50733 and 333-103587) on Form S-8 of Enterasys Networks, Inc. of our report dated March 25, 2003 relating to the consolidated balance sheets of the Company and subsidiaries as of December 28, 2002 and December 29, 2001, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the year ended December 28, 2002, for the ten-month period ended December 29, 2001, and for the year ended March 3, 2001, which report appears in the December 28, 2002 Annual Report to Stockholders on Form 10-K of Enterasys Networks, Inc.

Our audit report dated March 25, 2003 indicates that, effective December 30, 2001, the Company changed its method of accounting for goodwill and other intangible assets. Our audit report also indicates that, effective March 4, 2001, the Company changed its method of accounting for derivative financial instruments and hedging activities.



/s/ KPMG LLP
Boston, Massachusetts
March 27, 2003